Exhibit 10.1

BOSTON PROPERTIES LIMITED PARTNERSHIP

CERTIFICATE OF DESIGNATIONS

ESTABLISHING AND FIXING THE RIGHTS, LIMITATIONS AND

PREFERENCES OF A SERIES OF PREFERRED UNITS

Reference is made to the Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), of Boston Properties Limited Partnership, a Delaware limited partnership (the “Partnership”), of which this Certificate of Designations (this “Certificate”) shall become a part. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the main part of the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Certificate.

WHEREAS, Section 4.2.B of the main part of the Partnership Agreement generally prohibits the General Partner from issuing additional REIT Shares unless (i) the General Partner shall cause the Partnership to issue to the General Partner additional Partnership Interests having designations, preferences and other rights such that the economic interests attributable to such Partnership Interests are substantially similar to those of such REIT Shares and (ii) the General Partner contributes the proceeds therefrom to the Partnership;

WHEREAS, Section 4.2.A of the main part of the Partnership Agreement authorizes the General Partner, in connection with the issuance of REIT Shares by the General Partner and the contribution of the proceeds therefrom to the Partnership, to cause the Partnership to issue to the General Partner additional Partnership Interests having designations, preferences and other rights such that the economic interests attributable to such Partnership Interests are substantially similar to those of such REIT Shares;

WHEREAS, Section 14.1.B(3) of the main part of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement for the purpose of setting forth and reflecting in the Partnership Agreement the designations, rights, powers, duties, and preferences of holders of any additional Partnership Interests issued pursuant to Section 4.2.A of the main part of the Partnership Agreement;

WHEREAS, pursuant to and in accordance with Section 4.2.A of the main part of the Partnership Agreement, the General Partner is causing the Partnership to issue additional Partnership Interests to the General Partner in connection with the issuance by the General Partner of shares of its 5.25% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share, with a stated value of $2,500 per share (the “Series B Preferred Stock”), and the contribution of the proceeds therefrom to the Partnership; and

WHEREAS, pursuant to and in accordance with Section 14.1.B(3) of the main part of the Partnership Agreement, the General Partner desires by this Certificate to so amend the Partnership Agreement as of this 20th day of March, 2013 for the purpose of setting forth and reflecting in the Partnership Agreement the designations, rights, powers, duties and preference of such additional Partnership Interests.

NOW, THEREFORE, the General Partner has set forth in this Certificate the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interests to be represented by Partnership Units which shall be referred to as the “Series B Preferred Units”:

1. Designation and Number. A series of Preferred Partnership Units, designated as the “5.25% Series B Cumulative Redeemable Preferred Units,” is hereby established. The number of Series B Preferred Units shall be 92,000.

2. Ranking. The Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank:

(a) senior to any classes or series of Partnership Units, if such class or series shall be Common Units or if the holders of Series B Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Partnership Units of such class or series;

(b) on parity with the Series Two Preferred Units, the Series Four Preferred Units and with any other class or series of Partnership Units, if the holders of such other class or series of Partnership Units and the Series B Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preference, without preference or priority one over the other; and

(c) junior to any class or series of Partnership Units, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series B Preferred Units.

The Series B Preferred Units will also rank junior in right of payment to the Partnership’s other existing and future debt obligations.

3. Distributions and Allocations.

(a) Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Series B Preferred Units as to distributions, the holders of the Series B Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 5.25% per annum on the stated value of $2,500 per unit (equivalent to a fixed annual amount of $131.25 per unit). Such distributions shall accrue on each Series B Preferred Unit and be cumulative from, and including, the later of (i) the first date on which any Series B Preferred Unit is issued (the

“Series B Preferred Unit Original Issue Date”) or (ii) the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 3(e), and shall be payable quarterly in arrears on each Distribution Payment Date (as defined below), commencing on May 15, 2013; provided, however, that if any Distribution Payment Date falls on a date other than a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date shall be paid on the first Business Day immediately following such Distribution Payment Date. The amount of any distribution payable on the Series B Preferred Units for any Distribution Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to the holder(s) of record as they appear in the records of the Partnership at the close of business on the applicable Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series B Preferred Unit shall be entitled to receive a distribution with respect to any Distribution Record Date equal to the distribution paid with respect to each other Series B Preferred Unit that is outstanding on such date. “Distribution Record Date” shall mean the date designated by the General Partner as the record date for the payment of distributions that is not more than 35 or fewer than 10 days prior to the applicable Distribution Payment Date, which, unless specifically designated otherwise, shall be the same as the record date for the payment of dividends with respect to the Series B Preferred Stock. “Distribution Payment Date” shall mean the fifteenth day of each February, May, August and November, commencing on May 15, 2013. “Distribution Period” shall mean the period commencing on, but excluding, a Distribution Payment Date to and including, the next Distribution Payment Date (other than the initial Distribution Period, which shall commence on and include the Series B Preferred Unit Original Issue Date and end on, and include May 15, 2013).

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, distributions on the Series B Preferred Units shall accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are declared. Accrued but unpaid distributions on the Series B Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

(c) Except as provided in Section 3(d) below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units or any other class or series of Partnership Units ranking, as to distributions, on parity with or junior to the Series B Preferred Units (other than a distribution paid in Common Units or in any other class or series of Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation) for any period, nor shall any Common Units or any other class or series of Partnership Units ranking, as to distributions or upon liquidation, on parity with or junior to the Series B Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or in exchange for other units of any class or series of Partnership Units ranking junior to the Series B Preferred Units as to distributions and upon liquidation, by redemption, purchase or acquisition of any class or series of Partnership Units made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Partnership or the General Partner or any of their subsidiaries, and except for the redemption of Partnership Units corresponding to any shares of Series B Preferred Stock or any other REIT Shares to be purchased by the General Partner pursuant to the provisions of Article IV of its Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or Section 5(c) of the Certificate of Designations, dated as of March 20, 2013, which amends the Charter of the General Partner (the “Series B Preferred Stock Certificate”) to the extent necessary to preserve the General Partner’s status as a real estate investment trust for United States federal income tax purposes, provided such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter or the Series B Preferred Stock Certificate, and except for the redemption of Partnership Units corresponding to the purchase or acquisition of any shares of Series B Preferred Stock or any other class or series of capital stock of the General Partner ranking on parity with the Series B Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock), unless full cumulative distributions on the Series B Preferred Units for all past Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Units and on any other class or series of Partnership Units ranking, as to distributions, on parity with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and each such other class or series of Partnership Units ranking, as to distributions, on parity with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such other class or series of Partnership Unit shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such other class or series of Partnership Unit (which shall not include any accrual in respect of unpaid distributions on such other class or series of Partnership Units for prior distribution periods if such other class or series of Partnership Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.

(e) Holders of the Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or shares of stock, in excess of full cumulative distributions on the Series B Preferred Units as provided herein. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable.

(f) After allocations have been made pursuant to Section 6.1.B(i) of the Partnership Agreement and prior to all other allocations under the Partnership Agreement (including allocations pursuant to Section 6.1.B(ii) and (iii)), remaining Net Income shall be allocated to the

Series B Preferred Units (and any other class of Preferred Units ranking on parity with the Series B Preferred Units with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership that are entitled to similar allocations as specifically set forth in the provisions of the Partnership Agreement relating to such class of Preferred Units (which, for avoidance of doubt, does not include the Series Two Preferred Units or Series Four Preferred Units)) pro rata in proportion to the aggregate amount of cumulative preferential cash distributions that have accrued, but not been paid, in respect of the Series B Preferred Units (and such other class of Preferred Units) until the aggregate amount of the Net Income allocated to the Series B Preferred Units (and such other class of Preferred Units) pursuant to this provision is equal to the aggregate amount of cumulative preferential cash distributions that have been accrued, but not been paid, in respect of the Series B Preferred Units (and such other class of Preferred Units). In the event allocations are made to the Series B Preferred Units pursuant to this provision for a taxable year, then the amount allocated to the Series B Preferred Units pursuant to Section 6.1.B(i) in each future taxable year shall be reduced until the aggregate amount of the reduction is equal to the aggregate amount previously allocated pursuant to this provision. Allocations pursuant to this provision will be subject to any prior allocations to be made to any class of Preferred Units entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series B Preferred Units to the extent set forth in the allocation provisions relating to such class of Preferred Units.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to holders of Common Units or any other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to the Series B Preferred Units, the holders of Series B Preferred Units shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders, after payment of or provision for the debts and other liabilities of the Partnership, a liquidation preference of $2,500 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to, but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all other classes or series of Partnership Units ranking, as to liquidation rights, on parity with the Series B Preferred Units in the distribution of assets, then the holders of the Series B Preferred Units and the holders of each such other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which the holders of the Series B Preferred Units are entitled pursuant to the above, the holders of the Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership within the meaning of this Section 4.

5. Redemption.

(a) If, on or after March 27, 2018, the General Partner properly exercises the Redemption Right (as defined in Section 5(b) of the Series B Preferred Stock Certificate) to redeem any of the Series B Preferred Stock in accordance with the Series B Preferred Stock Certificate, the Partnership shall redeem an equal number of Series B Preferred Units from the General Partner. In addition, in the event of the liquidation, dissolution or winding up of the General Partner prior to the occurrence of a Liquidating Event pursuant to Section 13.1 of the main part of the Partnership Agreement, the General Partner shall have the right to redeem, on any payment date established by the General Partner for liquidating distributions to the Series B Preferred Stock, Series B Preferred Units. Upon any such redemption, the Partnership shall pay a redemption price, in cash, to the General Partner for each Series B Preferred Unit redeemed of $2,500 per unit, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest to the extent the Partnership has funds legally available therefor. So long as full cumulative distributions on the Series B Preferred Units for all past Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set aside for payment, nothing herein shall prevent or restrict the Partnership’s right or ability to purchase, from time to time, all or any part of the Series B Preferred Units at such price or prices as the Partnership may determine, subject to the provisions of applicable law, including the repurchase of Series B Preferred Units from the General Partner in connection with the General Partner’s repurchase of shares of Series B Preferred Stock.

(b) In the event of any redemption of the Series B Preferred Stock by the General Partner in order to preserve the status of the General Partner as a REIT for United States federal income tax purposes pursuant to Section 5(c) of the Series B Preferred Stock Certificate, the Partnership shall redeem an equal number of Series B Preferred Units from the General Partner at a redemption price equal to the redemption price paid by the General Partner for such shares of Series B Preferred Stock pursuant to Section 5(c) of the Series B Preferred Stock Certificate.

(c) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series B Preferred Units at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such Series B Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Series B Preferred Units on or prior to such Distribution Payment Date or the Partnership’s default in the payment of such distribution due.

(d) From and after the date of any such redemption of Series B Preferred Units, the Series B Preferred Units so redeemed shall no longer be outstanding, and all rights of the holders of such Series B Preferred Units shall terminate.

6. Voting Rights. The Series B Preferred Units do not have any voting rights with respect to the Partnership.

IN WITNESS WHEREOF, Boston Properties, Inc., as General Partner of the Partnership, has caused this Certificate of Designations to become effective, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein.

BOSTON PROPERTIES, INC.

By:	/s/ Michael E. LaBelle
Name:	Michael E. LaBelle
Title:	Senior Vice President, Chief Financial Officer and Treasurer